Exhibit 99.1
Independent Bank Corporation Sandler O'Neill East Coast Financial Services Conference November 13, 2008

Safe Harbor Statement This presentation may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes" and "should" which are necessarily statements of belief as to expected outcomes of future events. Actual results could materially differ from those contained in, or implied by such statements. Independent Bank Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this presentation.

Independent Bank Footprint Founded in 1864 Traded on the NASDAQ since 1985 (Symbol: IBCP) 106 banking locations, 3 drive-up only facilities, and 5 loan production offices all in Michigan Approximately 1,200 FTE employees State chartered FRB member bank

Operating Environment - Challenges Michigan economy remains among weakest in U.S.; potential for broader recession Decline in residential/commercial property values which led to increase in non- performing loans and credit costs IBC began strategic initiatives in early stages of credit crisis to put us ahead of the curve and better prepare us to weather the storm 9/30/2007 12/31/2007 3/31/2008 6/30/2008 9/30/2008 Allowance 42.3 45.3 49.9 51.1 53.9 Provision 10.7 9.4 11.3 12.4 19.8 9/30/2007 12/31/2007 3/31/2008 6/30/2008 9/30/2008 Watch credits 185.3 208 217.3 223.9 206.8 NPL's 79.2 77.2 102.2 111.4 114.6

The IBC Difference - Strategic Initiatives Completion of four-bank charter consolidation (3Q07) Streamlined operations, strengthened risk management Positioned IBC to realize $4 million+ in annual cost savings Furthered product standardization and risk-based pricing New organizational structure: increased focus on credit quality Aligned lending / credit under direction of newly appointed Chief Lending Officer (May 2007) Improved lending standards; increased portfolio monitoring Significant charge-offs as credits move through work-out cycle and increased movement to ORE Strategic shift in loan portfolio from commercial real estate development towards C&I and income producing categories 3Q08 decline in level of watch credits and commercial loan 30-89 day delinquency rates

The IBC Difference - Strategic Initiatives ??Deleveraging strategy Increased pricing and loan return hurdles; Balance sheet remains structured to benefit from low short-term interest rates and/or steep yield curve Management committed to reducing total assets by $300-$400 million ($50 million decline in commercial loan balance in 3Q08) ??Company remains "well capitalized" Ample borrowing capacity and liquidity Reduction in dividend to $0.01 / $230,000 per quarter 7.42% Tier 1 Leverage Ratio; 11.29% Total Risk Based Ratio ??Net interest income and net interest margin Solid growth on both year-over-year and sequential quarterly basis 8% increase in net interest income, year to date

Financial Overview 3Q 08 2Q 08 3Q 07 YTD 08 YTD 07 Income (loss) from continuing operations (millions) $(5.3) $3.3 $3.7 $(1.6) $7.7 EPS - continuing operations $(0.23) $0.15 $0.16 $(0.07) $0.34 ROA - continuing operations (0.66)% 0.42% 0.45% (0.07)% 0.31% ROE - continuing operations (8.97)% 5.58% 5.93% (0.91)% 4.05% TE net interest margin 4.76% 4.68% 4.31% 4.58% 4.27% Total assets (millions) $3,139 $3,206 $3,223 Total loans (millions) $2,505 $2,533 $2,478 Total deposits (millions) $2,161 $2,080 $2,725